Exhibit 99.1
October 21, 2008
Board of Directors
Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724

Re:	Preliminary Proxy Statement and Amendment No. 1 to Form S-4 Registration Statement of Opnext, Inc. (“Opnext”), as filed with the Securities and Exchange Commission on October 21, 2008
Ladies and Gentlemen:
Reference is made to our opinion letter, dated July 9, 2008, with respect to the fairness from a financial point of view to Opnext of the Consideration (as defined in the opinion) in the aggregate to be paid by Opnext pursuant to the Agreement and Plan of Merger dated as of July 9, 2008, by and among Opnext, StrataLight Communications, Inc. (“StrataLight”), Omega Merger Sub 1, Inc., a wholly owned, direct subsidiary of Opnext, Omega Merger Sub 2, Inc., a wholly owned, direct subsidiary of Opnext, and Mark J. DeNino, as the representative of the selling stockholders of StrataLight.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Opnext has determined to include our opinion in the above-referenced Preliminary Proxy Statement, which forms a part of the Form S-4 Registration Statement of Opnext relating to the proposed acquisition of Stratalight by Opnext, as amended by Amendment No. 1 thereto.
In that regard, we hereby consent to the references to our opinion and our name under the caption “Summary — Opinion of financial advisor” and under the captions “Background of the Transaction,” “Opnext’s Reasons for the Merger; Recommendation of the Opnext Board of Directors” and “Opinion of Opnext’s Financial Advisor” within the section of the Preliminary Proxy Statement entitled “Proposal 1: Issuance of Opnext Common Stock in Connection with the Merger Agreement,” and to the inclusion of the foregoing opinion in such Preliminary Proxy Statement and Amendment No. 1 to Form S-4 Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Preliminary Proxy Statement and Amendment No. 1 to Form S-4 Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Preliminary Proxy Statement and the Form S-4 Registration Statement amendment by Amendment No. 1 thereto), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)